Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports Third Quarter 2019 Results

For Release October 30, 2019

•                  Net income of $20.3 million increased 21% compared to the third quarter of 2018 and increased 23% compared to the second quarter of 2019

•                  Total assets of $6.3 billion increased $2.5 billion, or 63%, compared to December 31, 2018 and increased $1.0 billion, or 20%, compared with June 30, 2019

•                  Loans held for sale of $2.5 billion increased 200% compared to December 31, 2018 and increased 30% compared with June 30, 2019

•                  Loans receivable of $2.7 billion increased 34% compared to December 31, 2018 and increased 17% compared with June 30, 2019

•                  Net interest income after provision for loan losses of $31.4 million increased $8.6 million, or 37%, compared to the third quarter of 2018 and increased $3.6 million, or 13%, compared to the second quarter of 2019

•                  Completed 6% preferred stock offering on August 19, 2019, raising approximately $120.9 million of capital to support the 63% growth in assets since December 31, 2018

•                  Redeemed 874,000 shares of 7% preferred stock on September 23, 2019 for $21.85 million

CARMEL, Indiana — (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today reported third quarter 2019 net income of $20.3 million, or $0.60 per common share.  This compared to $16.7 million, or $0.55 per common share, in the third quarter of 2018 and $16.4 million, or $0.51 per common share, in the second quarter of 2019.

“Our proactive approach to capital and asset management has generated superior results during the third quarter, including 63% growth in total assets since December 2018 and 21% growth in net income compared to the third quarter of 2018.  Our results reflected not only a 37% increase in net interest income compared to the same quarter last year, but also reinforced our expense control, as our efficiency ratio hit 35.7% despite the growth of our businesses during the year,” said Michael Petrie, Chairman and CEO of Merchants.  “We are planning for continued momentum going forward and the success of our preferred stock offerings have positioned us well to capitalize on the strength of the growing loan pipelines in all of our businesses,” added Petrie.

Total Assets

Total assets of $6.3 billion at September 30, 2019 increased $2.5 billion, or 63%, compared to $3.9 billion at December 31, 2018 and increased $1.0 billion, or 20%, compared to June 30, 2019. The increases compared to both periods were primarily due to growth in net loans receivable and loans held for sale, which increased $2.4 billion compared to December 30, 2018 and increased $1.0 billion compared to June 30, 2019.  Return on average assets was 1.35% for the third quarter of 2019 compared to 1.75% for the third quarter of 2018 and 1.41% for the second quarter of 2019.

Loans held for sale of $2.5 billion at September 30, 2019 increased $1.7 billion, or 200%, compared to December 31, 2018 and increased $580.4 million, or 30% compared to June 30, 2019.  For both periods, the increases were due to the significant loan growth generated from the mortgage warehouse business, primarily resulting from lower interest rates that increased the origination volume and refinancing in the single-family mortgage market.

Net loans receivable of $2.7 billion at September 30, 2019 increased $696.7 million, or 34%, compared to December 31, 2018 and increased $394.2 million, or 17%, compared to June 30, 2019. These increases were primarily a result of growth in mortgage warehouse lines of credit, as well as multi-family and healthcare financing during both periods.

Asset Quality

The allowance for loan losses of $13.7 million at September 30, 2019 increased $1.0 million compared to December 31, 2018 and increased $1.1 million compared to June 30, 2019, primarily reflecting increases associated with loan growth.  Non-performing loans were $6.1 million, or 0.22% of total loans at September 30, 2019, compared to $2.4 million, or 0.12% of total loans at December 31, 2018 and compared to $3.8 million, or 0.16% of total loans at June 30, 2019.

Total Deposits

Total deposits of $5.5 billion at September 30, 2019 increased $2.3 billion, or 70%, compared to $3.2 billion at December 31, 2018 and increased $843.7 million, or 18%, compared to June 30, 2019. The increases were primarily due to higher brokered certificates of deposits to support the significant growth in loans and to match their expected duration.   Total brokered deposits increased $1.3 billion, to $2.3 billion at September 30, 2019 from $988.2 million at December 31, 2018 and increased $266.5

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million from $2.0 billion at June 30, 2019.  The higher levels of brokered deposits were primarily to support the significant growth in warehouse loans and to appropriately match the expected duration.   Brokered deposits represented 41% of total deposits at September 30, 2019, 31% of total deposits at December 31, 2018, and 43% of total deposits at June 30, 2019.

Net Interest Income

Net interest income of $32.6 million in the third quarter of 2019 increased $9.1 million, or 39%, compared to the third quarter of 2018 and increased $4.7 million, or 17%, compared to the second quarter of 2019.  The increases for both periods were primarily due to the growth in loans and loans held for sale that offset declining interest rate margins.   The interest rate spread of 1.98% for the third quarter of 2019 increased 4 basis points compared to 1.94% in the third quarter of 2018 and decreased 24 basis points compared to 2.22% in the second quarter of 2019.

The net interest margin of 2.22% for the third quarter of 2019 declined 31 basis points compared to 2.53% for the third quarter of 2018 and declined 27 basis points compared to 2.49% for the second quarter of 2019.  The declines in net interest margin reflected the flattening and inversion of the yield curve compared to prior periods, and reflects the shift in business mix to a higher concentration of warehouse loans that typically are funded for a shorter duration and earn interest based on longer term rates.  Profitability in this business, which also includes fees classified as noninterest income, made the most significant contribution to net income growth during the third quarter of 2019 compared to both the third quarter of 2018 and the second quarter of 2019.

Interest Income

Interest income of $59.8 million in the third quarter of 2019 increased $22.2 million, or 59%, compared to the third quarter of 2018 and increased $11.0 million, or 23%, compared to the second quarter of 2019. The increases for both periods were primarily due to loan growth.  The average balance of loans, including loans held for sale, was $4.7 billion for the third quarter of 2019.  This represented an increase of $2.0 billion, or 76%, compared to $2.7 billion for the third quarter of 2018 and an increase of $1.1 billion, or 32% compared to the second quarter of 2019.  The average yield on loans and loans held for sale of 4.44% for the third quarter of 2019 decreased 31 basis points compared to 4.75% for both the third quarter 2018 and the second quarter of 2019.  The decline in average yields reflected the higher concentration of warehouse loans for the third quarter of 2019.

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Interest Expense

Total interest expense of $27.1 million for the third quarter of 2019 increased $13.0 million, or 93%, compared to the third quarter of 2018 and increased $6.3 million, or 30%, compared to the second quarter of 2019. Interest expense on deposits of $26.0 million for the third quarter of 2019 increased $14.4 million, or 123%, compared to the third quarter of 2018 and increased $6.7 million, or 35%, compared to the second quarter of 2019. The increase in the cost of deposits for both periods was primarily due to the higher volume of interest-bearing checking and certificates of deposits. The average balance of interest-bearing deposits of $5.1 billion for the third quarter of 2019 increased $2.5 billion, or 99%, compared to the third quarter of 2018 and increased $1.3 million, or 34%, compared to the second quarter of 2019. The average cost of interest-bearing deposits was 2.02% for the third quarter of 2019, which was a 22 basis point increase compared to 1.80% for the third quarter of 2018, and a 2 basis point decrease compared to 2.04% in the second quarter of 2019.

Noninterest Income

Noninterest income of $10.9 million for the third quarter of 2019 decreased $1.1 million, or 9%, compared to the third quarter of 2018 and increased $982,000, or 10%, compared to the second quarter of 2019. The 9% decrease compared to the third quarter of 2018 was primarily due to a $3.3 million decrease in loan servicing fees, which reflected a $1.5 million negative fair market value adjustment in mortgage servicing rights during the third quarter of 2019 compared to a $500,000 positive fair market adjustment in mortgage servicing rights for the third quarter of 2018.  Partially offsetting the lower loan servicing fees from a negative fair market value adjustment in the third quarter of 2019 was a $1.9 million, or 247%, increase in mortgage warehouse fees, reflecting the significant loan growth for this line of business.

The 10% increase in noninterest income for the third quarter of 2019 compared to the second quarter of 2019 was primarily due to a $1.6 million, or 137%, increase in mortgage warehouse fees, which was partially offset by a $792,000 decrease in gain on sale of loans.

At September 30, 2019, the mortgage servicing rights asset was valued at $72.0 million, a decrease of 8% compared to December 31, 2018 and a decrease of 3% compared to June 30, 2019.  The value of mortgage servicing rights generally declines in falling interest rate environments and increase in rising interest rate environments.

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Noninterest Expense

Noninterest expense of $15.5 million for the third quarter of 2019 increased $3.1 million, or 25%, compared to the third quarter of 2018 and decreased $398,000, or 3%, compared to the second quarter of 2019.  The 25% increase compared to the third quarter of 2018 was due primarily to a $1.3 million, or 17%, increase in salaries and employee benefits and a $590,000, or 219%, increase in deposit insurance related to the growth in deposits and assets.  The increase in salaries and employee benefits was due primarily to an increase in the number of employees resulting from business growth and acquisitions that occurred during the fourth quarter of 2018.

The 3% decrease in noninterest expense for the third quarter of 2019 compared to the second quarter of 2019 was primarily due to a $826,000, or 8%, decrease in salaries and employee benefits that was partially offset by a $641,000, or 294% increase in deposit insurance expense related to the growth in deposits and assets.  The decrease in salaries and employee benefits was primarily due to lower commission expense for the third quarter of 2019.

The efficiency ratio of 35.7% for the third quarter of 2019 compared to 35.2% for the third quarter of 2018 and 42.1% for the second quarter of 2019.

Segments

For the third quarter of 2019, net income for Mortgage Warehousing increased 93% compared to the third quarter of 2018 and increased 73% compared to the second quarter of 2019, reflecting significant growth in loans and loans held for sale during both periods.

For the third quarter of 2019, net income for Banking increased 8% compared to the third quarter of 2018 and decreased 9% compared to the second quarter of 2019, reflecting higher deposit insurance expense compared to both periods.

For the third quarter of 2019, net income for Multi-family Mortgage Banking decreased 44% compared with the third quarter of 2018 and increased 9% compared to the second quarter of 2019. The comparative performance was impacted by fair market value adjustments. The third quarter of 2019 included a negative fair market value adjustment of $1.5 million, which compared to a positive fair value adjustment of $500,000 for the third quarter of 2018 and a negative fair market value adjustment of $2.9 million for the second quarter of 2019.

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About Merchants Bancorp

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including Federal Housing Administration (“FHA”) multi-family housing and healthcare facility financing and servicing; mortgage warehouse financing; retail and correspondent residential mortgage banking; agricultural lending; and traditional community banking.  Merchants Bancorp, with $6.3 billion in assets and $5.5 billion in deposits as of September 30, 2019, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, Merchants Capital Servicing, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbankofindiana.com.

Forward-Looking Statements

This press release contains forward-looking statements which reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.  Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

INVESTOR CONTACT: JOHN MACKE

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

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Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Assets
Cash and due from banks	$15,614	$15,176	$19,554	$25,855	$20,069
Interest-earning demand accounts	349,362	445,713	293,897	310,669	390,687
Cash and cash equivalents	364,976	460,889	313,451	336,524	410,756
Securities purchased under agreements to resell	6,760	6,798	6,838	6,875	6,913
Trading securities	227,914	101,514	129,914	163,419	74,116
Available for sale securities	308,673	261,485	296,669	331,071	269,709
Federal Home Loan Bank (FHLB) stock	18,808	18,820	18,880	7,974	7,608
Loans held for sale (includes $23,357, $9,592, $6,307, $11,886 and $5,888, respectively at fair value)	2,498,538	1,918,118	882,071	832,455	1,004,402
Loans receivable, net of allowance for loan losses of $13,705, $12,604, $13,356, $12,704, and $11,243, respectively	2,742,088	2,347,906	2,168,256	2,045,423	1,905,859
Premises and equipment, net	29,211	26,580	21,078	15,136	10,846
Mortgage servicing rights	71,989	74,550	76,249	77,844	71,490
Interest receivable	18,780	17,415	14,365	13,827	12,289
Goodwill	15,574	15,574	17,144	17,477	5,302
Intangible assets, net	4,182	4,567	3,381	3,542	1,763
Other assets and receivables	29,693	33,174	28,429	32,596	25,896
Total assets	$6,337,186	$5,287,390	$3,976,725	$3,884,163	$3,806,949
Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$198,843	$192,521	$128,029	$182,879	$336,940
Interest-bearing	5,300,806	4,463,469	2,992,998	3,048,207	2,965,429
Total deposits	5,499,649	4,655,990	3,121,027	3,231,086	3,302,369
Borrowings	159,673	62,225	338,031	195,453	67,279
Other liabilities	48,425	54,162	39,836	36,387	29,955
Total liabilities	5,707,747	4,772,377	3,498,894	3,462,926	3,399,603
Commitments and Contingencies
Shareholders’ Equity
Common stock, without par value
Authorized - 50,000,000 shares
Issued and outstanding - 28,706,438 shares, 28,706,438 shares, 28,704,163 shares, 28,694,036 shares, and 28,694,036 shares, respectively	135,507	135,374	135,190	135,057	135,021
Preferred stock, without par value - 5,000,000 total shares authorized
8% Preferred stock - $1,000 per share liquidation preference
Authorized - 50,000 shares
Issued and outstanding - 41,625 shares	41,581	41,581	41,581	41,581	41,581
7% Series A Preferred stock - $25 per share liquidation preference
Authorized - 3,500,000 shares
Issued and outstanding - 2,081,800 shares, 2,955,800 shares, and 2,000,000 shares, respectively	50,245	72,095	48,269	—	—
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares
Issued and outstanding - 125,000 shares (equivalent to 5,000,000 depositary shares)	120,863	—	—	—	—
Retained earnings	280,551	265,323	252,637	244,909	232,041
Accumulated other comprehensive income (loss)	692	640	154	(310)	(1,297)
Total shareholders’ equity	629,439	515,013	477,831	421,237	407,346
Total liabilities and shareholders’ equity	$6,337,186	$5,287,390	$3,976,725	$3,884,163	$3,806,949

Consolidated Statement of Income

(Unaudited)

(In thousands, except share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Interest Income
Loans	$52,779	$42,365	$32,056	$129,599	$85,458
Investment securities:
Trading	1,422	1,967	1,299	4,434	3,777
Available for sale - taxable	1,604	1,477	1,541	4,632	4,708
Available for sale - tax exempt	68	53	—	217	—
Federal Home Loan Bank stock	262	257	87	742	297
Other	3,626	2,642	2,594	8,572	6,498
Total interest income	59,761	48,761	37,577	148,196	100,738
Interest Expense
Deposits	26,039	19,344	11,670	59,610	28,427
Borrowed funds	1,098	1,495	2,425	3,909	6,515
Total interest expense	27,137	20,839	14,095	63,519	34,942
Net Interest Income	32,624	27,922	23,482	84,677	65,796
Provision for loan losses	1,193	105	617	1,947	3,021
Net Interest Income After Provision for Loan Losses	31,431	27,817	22,865	82,730	62,775
Noninterest Income
Gain on sale of loans	8,312	9,104	8,825	20,059	27,548
Loan servicing fees, net	(1,410)	(1,561)	1,851	(3,318)	4,084
Mortgage warehouse fees	2,699	1,138	778	4,590	1,948
Gains/(losses) on sale of investments available for sale (1)	—	(3)	—	124	—
Other income	1,251	1,192	453	2,931	1,270
Total noninterest income	10,852	9,870	11,907	24,386	34,850
Noninterest Expense
Salaries and employee benefits	9,139	9,965	7,842	27,671	21,597
Loan expenses	1,248	1,345	1,254	3,527	3,512
Occupancy and equipment	994	946	736	2,816	2,062
Professional fees	508	453	590	1,500	1,755
Deposit insurance expense	859	218	269	1,354	751
Technology expense	674	629	412	1,775	996
Other expense	2,100	2,364	1,346	5,834	4,046
Total noninterest expense	15,522	15,920	12,449	44,477	34,719
Income Before Income Taxes	26,761	21,767	22,323	62,639	62,906
Provision for income taxes (2)	6,502	5,328	5,584	15,371	15,454
Net Income	$20,259	$16,439	$16,739	$47,268	$47,452
Dividends on preferred stock	(3,022)	(1,743)	(833)	(5,598)	(2,498)
Net Income Allocated to Common Shareholders	17,237	14,696	15,906	41,670	44,954
Basic Earnings Per Share	$0.60	$0.51	$0.55	$1.45	$1.57
Diluted Earnings Per Share	$0.60	$0.51	$0.55	$1.45	$1.57
Weighted-Average Shares Outstanding
Basic	28,706,438	28,705,313	28,694,036	28,704,682	28,692,591
Diluted	28,744,953	28,746,297	28,727,822	28,742,911	28,719,740

(1) Includes $0, $(3), $0, $124, and $0, respectively, related to accumulated other comprehensive earnings reclassifications.

(2) Includes $0, $1, $0, $(31) and $0, respectively, related to income tax (expense)/benefit for reclassification items.

Key Operating Results

(Unaudited)

($ in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Noninterest expense	15,522	15,920	12,449	44,477	34,719

Net interest income (before provision for losses)	32,624	27,922	23,482	84,677	65,796
Noninterest income	10,852	9,870	11,907	24,386	34,850
Total income	43,476	37,792	35,389	109,063	100,646

Efficiency ratio	35.70%	42.13%	35.18%	40.78%	34.50%

Average assets	6,009,840	4,661,138	3,829,172	4,798,110	3,627,861
Net income	20,259	16,439	16,739	47,268	47,452
Return on average assets before annualizing	0.34%	0.35%	0.44%	0.99%	1.31%
Annualization factor	4.00	4.00	4.00	1.33	1.33
Return on average assets	1.35%	1.41%	1.75%	1.31%	1.74%
Return on average tangible common shareholders’ equity (1)	18.17%	15.38%	17.92%	14.75%	17.52%
Tangible book value per common share (1)	$13.83	$13.28	$12.50	$13.83	$12.50
Tangible common shareholders’ equity/tangible assets (1)	6.28%	7.24%	9.44%	6.28%	9.44%

(1) Non-GAAP financial measure - see “Reconciliation of Non-GAAP Measures”

(1) Reconciliation of Non-GAAP Financial Measures

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the company’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Net income	20,259	16,439	16,739	47,268	47,452
Less: preferred stock dividends	(3,022)	(1,743)	(833)	(5,598)	(2,498)
Net income available to common shareholders	17,237	14,696	15,906	41,670	44,954

Average shareholders’ equity	567,732	495,789	403,757	498,091	389,760
Less: average goodwill & intangibles	(20,005)	(20,396)	(7,120)	(20,458)	(6,961)
Less: average preferred stock	(168,266)	(93,108)	(41,581)	(101,979)	(41,581)
Average tangible common shareholders’ equity	379,461	382,285	355,056	375,654	341,218

Annualization factor	4.00	4.00	4.00	1.33	1.33
Return on average tangible common shareholders’ equity	18.17%	15.38%	17.92%	14.75%	17.52%

Total equity	629,439	515,013	407,346	629,439	407,346
Less: goodwill and intangibles	(19,756)	(20,141)	(7,065)	(19,756)	(7,065)
Less: preferred stock	(212,689)	(113,676)	(41,581)	(212,689)	(41,581)
Tangible common shareholders’ equity	396,994	381,196	358,700	396,994	358,700

Assets	6,337,186	5,287,390	3,806,949	6,337,186	3,806,949
Less: goodwill and intangibles	(19,756)	(20,141)	(7,065)	(19,756)	(7,065)
Tangible assets	6,317,430	5,267,249	3,799,884	6,317,430	3,799,884

Ending common shares	28,706,438	28,706,438	28,694,036	28,706,438	28,694,036

Tangible book value per common share	$13.83	$13.28	$12.50	$13.83	$12.50
Tangible common shareholders’ equity/tangible assets	6.28%	7.24%	9.44%	6.28%	9.44%

Merchants Bancorp

Average Balance Analysis

($ in thousands)

(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-bearing deposits, and other	$670,399	$3,888	2.30%	$440,502	$2,899	2.64%	$510,115	$2,681	2.09%
Securities available for sale - taxable	278,314	1,604	2.29%	266,950	1,477	2.22%	355,564	1,541	1.72%
Securities available for sale - tax exempt	9,032	68	2.99%	9,052	53	2.35%	—	—	—
Trading securities	162,915	1,422	3.46%	194,411	1,967	4.06%	137,351	1,299	3.75%
Loans and loans held for sale	4,718,771	52,779	4.44%	3,580,620	42,365	4.75%	2,677,449	32,056	4.75%
Total interest-earning assets	5,839,431	59,761	4.06%	4,491,535	48,761	4.35%	3,680,479	37,577	4.05%
Allowance for loan losses	(12,990)			(13,466)			(10,695)
Noninterest-earning assets	183,399			183,069			159,388

Total assets	$6,009,840			$4,661,138			$3,829,172

Liabilities & Shareholders’ Equity:

Interest-bearing checking	1,951,613	9,253	1.88%	1,527,971	7,567	1.99%	853,066	4,471	2.08%
Savings deposits	152,509	85	0.22%	144,315	81	0.23%	148,348	109	0.29%
Money market	977,228	4,698	1.91%	959,296	4,725	1.98%	997,046	4,294	1.71%
Certificates of deposit	2,032,619	12,003	2.34%	1,174,106	6,971	2.38%	577,233	2,796	1.92%
Total interest-bearing deposits	5,113,969	26,039	2.02%	3,805,688	19,344	2.04%	2,575,693	11,670	1.80%

Borrowings	59,585	1,098	7.31%	117,647	1,495	5.10%	74,227	2,425	12.96%
Total interest-bearing liabilities	5,173,554	27,137	2.08%	3,923,335	20,839	2.13%	2,649,920	14,095	2.11%

Noninterest-bearing deposits	198,832			194,530			748,312
Noninterest-bearing liabilities	69,722			47,484			27,183

Total liabilities	5,442,108			4,165,349			3,425,415

Shareholders’ equity	567,732			495,789			403,757

Total liabilities and shareholders’ equity	$6,009,840			$4,661,138			$3,829,172

Net interest income		$32,624			$27,922			$23,482

Net interest spread			1.98%			2.22%			1.94%

Net interest-earning assets	$665,877			$568,200			$1,030,559

Net interest margin			2.22%			2.49%			2.53%

Average interest-earning assets to average interest-bearing liabilities			112.87%			114.48%			138.89%

Segment Results

(Unaudited)

($ in thousands)

	Net Income			Net Income
	Three Months Ended			Nine Months Ended		Total Assets
	September 30,	June 30,	September 30,	September 30,		September 30,	June 30,	December 31,
	2019	2019	2018	2019	2018	2019	2019	2018
Segment
Multi-family Mortgage Banking	$2,741	$2,517	$4,863	$4,546	$15,112	$169,283	$164,990	$166,102
Mortgage Warehousing	10,924	6,320	5,654	21,076	16,058	3,529,267	2,661,836	1,430,776
Banking	7,649	8,408	7,101	24,826	19,566	2,596,313	2,412,026	2,256,687
Other	(1,055)	(806)	(879)	(3,180)	(3,284)	42,323	48,538	30,598
Total	$20,259	$16,439	$16,739	$47,268	$47,452	$6,337,186	$5,287,390	$3,884,163